VSE Form 8-K February 25, 2014
Exhibit 99.1

VSE Reports Financial Results for Fourth Quarter and Year Ended 2013
Operating margins continue to improve despite revenue decline

Alexandria, Virginia, February 25, 2014 - VSE Corporation (Nasdaq: VSEC) reported the following unaudited consolidated financial results for the three-month and twelve-month periods ended December 31, 2013.

Financial Results
(in thousands, except per-share data and percentages)
	Three Months Ended Dec 31			Twelve Months Ended Dec 31
	2013	2012	% Change	2013	2012	% Change
Revenues	$122,350	$136,860	(10.6)%	$471,638	$546,755	(13.7)%
Operating income	$12,000	$11,764	2.0%	$44,103	$51,076	(13.7)%
Operating margin	9.81%	8.60%	Up 121 bp	9.35%	9.34%	Up 1 bp
Income from continuing operations	$6,429	$6,478	(0.8)%	$23,990	$27,364	(12.3)%
Loss from discontinued operations, net of tax	$(1,023)	$(4,111)	-	$(1,138)	$(6,070)	-
Net income	$5,406	$2,367	128.4%	$22,852	$21,294	7.3%
Income from continuing operations EPS (diluted)	$1.20	$1.22	(1.6)%	$4.49	$5.15	(12.8)%
Loss from discontinued operations EPS (diluted)	$(0.19)	$(0.77)	-	$(0.21)	$(1.14)	-
Net income EPS (diluted)	$1.01	$0.45	124.4%	$4.28	$4.01	6.7%
"We continue to focus on newer markets and service offerings during a challenging time in our traditional markets," said Maurice "Mo" Gauthier, VSE CEO. "While temporary suspension of our U.S. Army Reserve ("USARC") program and declines in some of our other federal government work adversely impacted our operating results for the year, the bottom line impact was largely mitigated by effective cost balancing and contributions from our newer markets and service offerings. Our success with these efforts in the Supply Chain Management Group is evidenced by revenue growth and expansion into adjacent markets. In 2013, we now derive more than 50% of our revenue from non-DoD customers and our operating margins continue to improve."
Mr. Gauthier continued, "Bottom line success has led to strong cash flow, allowing us to reduce our debt by approximately $50 million in 2013 and this positions us to consider a variety of options to increase shareholder value."
Revenues were $122.4 million in the fourth quarter of 2013 compared to $136.9 million in the fourth quarter of 2012. For the full year, revenues were $471.6 million in 2013 compared to $546.8 million in 2012.
Our revenues decreased by approximately $75 million or 14% for the year ended December 31, 2013 as compared to the prior year. The revenue decrease was due primarily to contract expirations and declines in services ordered by clients on continuing contracts, including a $26 million reduction attributable to the expiration of a contract at the end of 2012 to provide mechanical maintenance services for Mine Resistance Ambush Protected ("MRAP") vehicles and systems in Kuwait; an $18 million reduction in revenues from our vehicle and equipment refurbishment work for the U.S. Army Reserve due to the interruption of contract coverage in the third quarter of 2013; an $18 million reduction in pass-through work provided on engineering and technical services task orders; and a $20 million reduction in IT and energy consulting revenues. These declines were offset partially by a $12 million increase in Supply Chain Management revenues.

Operating income was $12 million for the fourth quarter of 2013 compared to $11.8 million in the fourth quarter of 2012. For the full year, operating income was $44.1 million in 2013 compared to $51.1 million in 2012. The decrease in our 2013 operating income is primarily due to our revenue decline.

Fourth quarter of 2013 income from continuing operations was $6.4 million, or $1.20 per diluted share, and $6.5 million, or $1.22 per diluted share for the fourth quarter of 2012.  For the full year, income from continuing operations was $24 million for 2013, or $4.49 per diluted share, compared to $27.4 million, or $5.15 per diluted share for 2012.

Net income was $5.4 million for the fourth quarter of 2013, or $1.01 per diluted share, compared to $2.4 million, or $0.45 per diluted share for the fourth quarter of 2012.  For the full year, net income was $22.9 million for 2013, or $4.28 per diluted share, compared to $21.3 million, or $4.01 per diluted share for 2012.

Bookings were $501 million and revenue was $472 million for 2013. Bookings were $539 million and revenue was $547 million for 2012. Funded contract backlog at December 31, 2013 was $236 million, compared to $268 million at September 30, 2013 and $250 million at December 31, 2012.

Discontinued Operations
As of December 31, 2013, we have not completed a sale of the assets of our subsidiary Integrated Concepts and Research Corporation and there is no assurance that we will succeed in selling such assets. Accordingly, we have abandoned the operations of the subsidiary and have included in the loss from discontinued operations, net of tax, a charge of approximately $1 million in the fourth quarter of 2013, which represents the write-off of their remaining assets.

Operational Highlights in 2013
•
Our Wheeler Bros., Inc. subsidiary ("WBI") in our Supply Chain Management Group continues to operate efficiently and effectively, providing steady operating results that have made it a significant contributor to our business. WBI revenues grew by approximately $12 million, or about 8%, in 2013 compared to 2012.

•
We appointed Chad Wheeler President and COO of WBI in July 2013. Also in July, Randy Davies, then CEO of WBI, was appointed to the Postal Supplier Council (PSC) Board of Advisors (BoA.) Nomination and appointment to the BoA is based on exceptional contribution to the PSC. WBI has been a PSC member since 2006.

•
Our International Group was awarded an indefinite delivery/indefinite quantity (IDIQ) contract to provide program and technical support services for Security Assistance Projects administered by the U.S. Coast Guard Foreign Military Sales Program. This single-award contract has a five-year period of performance (a base year plus four one-year options) and a ceiling in excess of $99 million.

•
Our International Group was awarded an IDIQ contract to support the U.S. Department of Justice (DOJ) Criminal Division, Asset Forfeiture and Money Laundering Section in international asset recovery services. This contract has a period of performance of 12-months with four 12‑month options. The initial ceiling for this award is $9 million.

•
Our Federal Group was awarded a task order under our Rapid Response Third Generation (R2‑3G) prime contract to continue support services to the U.S. Army Reserve Command for its Equipment, Engineering, Maintenance and Logistics Readiness Program. The R2-3G task order has a 12-month period of performance with a funded value of $32 million and a ceiling of $46.5 million.

•
Our Federal Group was also awarded two firm fixed price (FFP) task orders in September 2013 under its Field and Installation Readiness Support Team (FIRST) prime contract to continue the support services to USARC for its 63rd and 88th Regional Support Command (RSC) Logistics Readiness Support programs. The 63rd RSC task order has a period of performance of 12‑months with one 12-month option. The 88th RSC task order has a period of performance of 12-months with two 12-month options. The total combined value of both task orders is approximately $63 million.

•
Our Federal Group was awarded a delivery order to support Taiwan's Maritime Defense efforts, managed by the Army Aviation and Missile Command's Integrated Material Management Center (AMCOM IMMC) Lower Tier Project Office (LTPO). The delivery order has a four-year period of performance and a value of approximately $24 million.

•
Our Federal Group was also awarded two FFP/IDIQ contracts to support the Marine Corps Logistics Command Marine Depot Maintenance Command (MDMC) in Albany, GA. We will support the rebuild effort of approximately 170 40-ton payload, three-axle Medium Heavy Equipment Transporters (MHET) semitrailers and 230 5,000-gallon fuel dispensing semitrailers. Both contracts have a period of performance that includes a 12-month base and four 12-month options with a total combined value of approximately $12 million.

About VSE
Established in 1959, VSE is a diversified federal services company with experience in solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our clients successful by delivering talented people and innovative solutions for supply chain management, logistics, engineering, energy, IT services, and consulting. For additional information regarding VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.

Please refer to VSE's Annual Report on Form 10-K for the year ended December 31, 2013, which we expect to file with the U.S. Securities and Exchange Commission (SEC) on or about March 5, 2014. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE's public filings with the SEC for further information and analysis of VSE's financial condition and results of operations. The public filings include additional discussion about the status of specific customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management's discussion of short and long term business challenges and opportunities.

Safe Harbor
This news release contains statements that to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the SEC, including VSE's Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent reports filed with the SEC.

VSE Financial News Contact: Christine Kaineg -- (703) 329-3263.